Exhibit 99.1

Tucows Reports Financial Results
for the Fourth Quarter of 2013

– Ting Continues Strong Momentum in Customer Growth –

TORONTO, February 12, 2014 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2013. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Dec. 31, 2013 (unaudited)	3 Months Ended Dec. 31, 2012 (unaudited)	12 Months Ended Dec. 31, 2013 (unaudited)	12 Months Ended Dec. 31, 2012 (unaudited)
Net revenue	33,139	29,791	129,935	114,727
Income before provision for income taxes and change in fair value of forward exchange contracts	1,532	789	6,476	5,745
Net income	923	429	4,180	4,424
Net earnings per common share(1)	$0.08	$0.04	$0.40	$0.39
Net cash provided by operating activities	1,651	2,022	8,703	6,343

1.

     Net earnings per common share reflects the 1-for-4 reverse split of common shares that became effective December 31, 2013.  As a result of the reverse split, 10,900,842 shares and 11,064,045 shares were used in computing net earnings per common share for the 3 months ended December 31, 2013 and 2012, respectively, and 10,468,250 shares and 11,458,216 shares were used in computing net earnings per common share for the 12 months ended December 31, 2013 and 2012, respectively.

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)

	Revenue	Revenue	Cost of Revenue	Cost of Revenue
	3 Months Ended Dec. 31, 2013 (unaudited)	3 Months Ended Dec. 31, 2012 (unaudited)	3 Months Ended Dec. 31, 2013 (unaudited)	3 Months Ended Dec. 31, 2012 (unaudited)
Wholesale
Domain Services	21,595	22,391	17,949	18,893
Value-Added Services	2,417	2,705	548	456
Total Wholesale	24,012	25,096	18,497	19,349

Retail	8,027	3,628	4,966	2,454
Portfolio	1,100	1,067	143	201

Network, other costs	-	-	1,120	1,296
Network, depreciation and amortization costs	-	-	175	187
Total revenue/cost of revenue	33,139	29,791	24,901	23,487

"Our financial results for the fourth quarter once again underscore not only the consistency and reliability in our business but also our continued ability to generate sustainable growth," said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “In the domains component of our business, we continue to see solid performance from both our Wholesale and Portfolio services, while our retail channel, Hover, delivered another quarter of 20%-plus year-over-year top-line growth.”

“For the seventh straight quarter, Ting set new records for net adds, adding more than 12,000 accounts and 18,000 devices. We ended the year with over 48,000 accounts and 74,000 devices and, in January, surpassed the 50,000 accounts and 80,000 devices milestone. Ting continues to be on track to positively contribute to EBITDA for 2014, although our priority will continue to be aggressive investment in customer acquisition and customer satisfaction to ultimately drive even greater long-term value for shareholders.”

Net revenue for the fourth quarter of 2013 increased 11% to $33.1 million from $29.8 million for the fourth quarter of 2012.

Net income for the fourth quarter of 2013 was $0.9 million, or $0.08 per share (based on the number of shares post-reverse split), compared with $0.4 million, or $0.04 per share (based on the number of shares post-reverse split), for the fourth quarter of 2012.  Net income for the fourth quarter of 2013 included a loss on foreign exchange contracts of $0.3 million compared with a loss on foreign exchange contracts of $0.1 million in the fourth quarter of 2012.  Net income for the fourth quarter of 2013 also included the incremental investment of approximately $1.3 million for the acquisition and support of Ting customers as compared to the fourth quarter of 2012.

Deferred revenue at the end of the fourth quarter of 2013 was $70.0 million, a decrease of 1% from $71.0 million at the end of the fourth quarter of 2012 and a decrease of 3% from $72.0 million at the end of the third quarter of 2013.

Cash and cash equivalents at the end of the fourth quarter of 2013 were $12.4 million compared with $11.5 million at the end of the third quarter of 2013 and $6.4 million at the end of the fourth quarter of 2012.  The increase in cash and cash equivalents of $0.9 million when compared to the third quarter of 2013 resulted from the generation of $1.7 million in cash flow from operations, which was partially offset by the use of $0.6 million for principal repayments under the Company’s credit facility and investment of $0.2 million in equipment purchases.

Conference Call

Tucows management will host a conference call today, Wednesday, February 12, 2014 at 5:00 p.m. (ET) to discuss the Company’s fourth quarter 2013 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 46588159 followed by the pound key.  The telephone replay will be available until Wednesday, February 19, 2014 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market.  Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com